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                                                                Exhibit 99(h)(5)

                          FUND PARTICIPATION AGREEMENT

This Fund Participation Agreement ("Agreement"), dated as of the __ day of ______, 1998 is made by and between Nationwide Life Insurance Company and/or
Nationwide Life and Annuity Insurance Company (separately or collectively
"Nationwide") on behalf of the Nationwide separate accounts identified on Exhibit A which is attached hereto and may be amended from time to time
("Variable Accounts"), and Key Asset Management Inc. and BISYS Fund Services,
Inc., which serve respectively as adviser and distributor to the mutual funds
(the "Funds") listed on Exhibit A. The Funds, Key Asset Management Inc. and
BISYS Fund Services, Inc. are collectively referred to throughout this Agreement as "Key."

WHEREAS, the Contracts allow for the allocation of net amounts received by Nationwide to separate sub-accounts of the Variable Accounts for investment in shares of the Funds and other similar funds; and

WHEREAS, selection of a particular sub-account (corresponding to a particular
Fund) is made by the contract owner; or, in the case of certain group Contracts, by participants in various types of retirement plans which have purchased such group Contracts, and such Contract owners and/or participants may reallocate their investment options among the sub-accounts of the Variable Accounts in accordance with the terms of the Variable Accounts in accordance with the terms of the Contracts; and

WHEREAS, Nationwide and Key mutually desire the inclusion of the Funds as underlying investment media for variable life insurance policies and/or variable annuity contracts (collectively, the "Contracts") issued by Nationwide;

         NOW THEREFORE, Nationwide and Key, in consideration of the promises and undertakings described herein, agree as follows:

1. Nationwide represents and warrants that the Variable Accounts have been established and are in good standing under Ohio Law; and the Variable
     Accounts have been registered as unit investment trusts under the Investment Company Act of 1940 (the "1940 Act") or are exempt from registration pursuant to section 3(c)(11) of the 1940 Act;

2. Each party recognizes that the services provided for under this Agreement are not exclusive and that the same skill will be used in performing services in similar contexts. Nationwide will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other underlying investments of the Variable Accounts.

3. Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees, to act as a limited agent of Key, for the sole purpose of receiving instructions for the purchase and redemption of Fund shares (from Contract owners or participants making investment allocation decisions under the Contracts) prior to the close of regular trading each Business Day. "Business Day" shall mean any day on which the New York Stock
     Exchange is open for trading and on which the Funds calculate their net asset value as set forth in the Funds' most recent Prospectuses and Statements of Additional Information. Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of Key or to incur any cost or liability on its behalf.

     Key will use its reasonable best efforts to provide closing net asset value, change in net asset value, dividend or daily accrual rate information and capital gain information by 6:00 p.m. Eastern Time each Business Day to Nationwide. Nationwide shall use this data to calculate unit vales. Unit values shall be used to process that same Business Day's
     Variable Account transactions. Orders for purchases or redemptions shall be placed with Key or its specified

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     agent no later than 10:00 a.m. of the following Business Day. Orders for shares of Funds shall be accepted and executed at the time they are received by Key and at the net asset value price determined as of the close of trading on the previous Business Day. Key will not accept any order made on a conditional basis or subject to any delay or contingency. Nationwide shall only place purchase orders for shares of Funds on behalf of its customers whose addresses recorded on Nationwide's books are in a state or other jurisdiction in which the Funds are registered or qualified for sale, or are exempt from registration or qualification as confirmed in writing by
     Key.

     Payment for net purchases shall be wired to a custodial account designated by Key and payment for net redemptions will be wired to an account designated by Nationwide. Dividends and capital gain distributions shall be reinvested in additional Fund shares at net asset value. Notwithstanding the above, Key shall not be held responsible for providing Nationwide with ex-date net asset value, change in net asset value, dividend or capital gain information when the New York Stock Exchange is closed, when an emergency exists making the valuation of net asset not reasonably practicable, or during any period when the Securities and Exchange
     Commission ("SEC") has by order permitted the suspension of pricing shares for the protection of shareholders.

4. All expenses incident to the performance by Key under this Agreement shall be paid by Key. Key shall promptly provide Nationwide, or cause Nationwide to be provided with, a reasonable quantity of the Funds' Prospectuses, Statements of Additional Information and any supplements.

5. Nationwide and its agents shall make no representations concerning the Funds or Fund shares except those contained in the Funds' then current
     Prospectuses, Statements of Additional Information or other documents produced by Key (or an entity on its behalf) which contain information about the Funds. Nationwide agrees to allow a reasonable period of time for Key to review any advertising and sales literature drafted by Nationwide
     (or agents on its behalf) with respect to the Funds prior to submitting such material to any regulator.

6. Key or an entity on its behalf and Nationwide hereby agree and represent that each of their information technology systems will be Year 2000
     Compliant in accordance with the Year 2000 Compliance requirements of the SEC and the National Association of Securities Dealers ("NASD"). Each party shall notify the other if there is a change in the status of their informational technology systems or upon having a reasonable basis for believing that their informational technology systems will not be Year 2000
     Compliant.

     "Year 2000 Compliant" or "Year 2000 Compliance" shall mean that the systems or software in question shall be able to accurately process date or date-related data, without creating any logical or mathematical inconsistencies, from, into and between the twentieth and twenty-first centuries, when used in accordance with the specifications set forth for such systems or software; provided, however, that neither party shall be responsible for any failure of its systems or software to be Year 2000
     Compliant which is caused by or related to the interaction or interface of such systems or software with the systems or software of a third party which are not Year 2000 Compliant.

7. Key represents that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986 (the "Code"), as amended, and that the Funds shall make every effort to maintain such qualification. Key shall promptly notify Nationwide upon having a reasonable basis for believing that the Funds have ceased to so qualify, or that they may not qualify as such in the future.

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     Key represents that the Funds currently comply with the diversification requirements pursuant to Section 817(h) of the Code and Section 1.817-5(b)
     of the Federal Tax Regulations and that the Funds will make every effort to maintain the Funds' compliance with such diversification requirements, unless the Funds are otherwise exempt from section 817(h) and/or except as otherwise disclosed in each Fund's prospectus. Key will notify Nationwide promptly upon having a reasonable basis for believing that the Funds have ceased to so qualify, or that the Funds might not so qualify in the future.
     Unless otherwise exempt, Key shall provide to Nationwide a statement indicating compliance with Section 817(h) and a schedule of investment holdings, to be received by Nationwide no later than twenty-five (25) days following the end of each calendar quarter.

     Nationwide represents that the Contracts are currently treated as annuity contracts or life insurance policies, whichever is appropriate under applicable provisions of the Code, and that it shall make every effort to maintain such treatment. Nationwide will promptly notify Key upon having a reasonable basis for believing that the Contracts have ceased to be treated as annuity contracts or life insurance policies, or that the Contracts may not be so treated in the future.

     Unless a Fund is exempt from the requirements of section 817(h), Nationwide represents that each Variable Account is a "segregated asset account" and that interests in each Variable Account are offered exclusively through the purchase of a "variable contract", within the meaning of such terms pursuant to section 1.817-5(f)(2) of the Federal Tax Regulations, that is shall make every effort to continue to meet such definitional requirements, and that it shall notify Key immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they may not be met in the future.

8. Within five (5) Business Days after the end of each calendar month, Key shall provide Nationwide a monthly statement of account, which shall confirm all transactions made during that particular month in the Variable
     Accounts.

9. Each party agrees to inform the other of the existence of, or any potential for, any material conflicts of interest between the parties and any possible implications of the same.

     It is agreed that if it is determined by a majority of the members of the Boards of Trustees of the Funds, or a majority of the Funds' disinterested
     Trustees, that a material conflict exists caused by Nationwide, Nationwide shall, at its own expense, take whatever steps are necessary to remedy or eliminate such material conflict.

     It is agreed that if it is determined by Nationwide that a material conflict exists caused by Key, Key shall, at its own expense, take whatever steps are necessary to remedy or eliminate such material conflict.

10. This Agreement shall terminate as to the sale and issuance of new Contracts:

     (a) at the option of Nationwide or Key upon at least 60 days advance written notice to the other;
     (b) at any time, upon Key's election, if the Funds determine that liquidation of the Funds is in the best interest of the Funds and their beneficial owners. Reasonable advance notice of election to liquidate shall be furnished by Key to permit the substitution of fund shares with the shares of another investment company pursuant to SEC regulation;
     (c) if the Contracts are not treated as annuity contracts or life insurance policies by the applicable regulators or under applicable rules or regulations;
     (d) if the Variable Accounts are not deemed "segregated asset accounts" by the applicable regulators or under applicable rules or regulations;

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     (e) at the option of Nationwide, if Fund shares are not available for any reason to meet the requirements of Contracts are determined by
         Nationwide. Reasonable advance notice of election to terminate (and time to cure) shall be furnished by Nationwide;
     (f) at the option of Nationwide or Key, upon institution of relevant formal proceedings against the broker-dealer(s) marketing the Contracts, the
         Variable Accounts, Nationwide or the Funds by the NASD, IRS, the
         Department of Labor, the SEC, state insurance departments or any other regulatory body;
     (g) upon a decision by Nationwide, in accordance with regulations of the
         SEC, to substitute such Fund shares with the shares of another investment company for Contracts for which the Fund shares have been selected to serve as the underlying investment medium. Nationwide shall give at least 60 days written notice to the Funds and Key of any proposal to substitute Fund shares;
     (h) upon assignment of this Agreement unless such assignment is made with the written consent of each other party; and
     (i) in the event Fund shares are not registered, issued or sold pursuant to
         Federal law, or such law precludes the use of Duns shares as an underlying investment medium of contracts issued or to be issued by
         Nationwide. Prompt written notice shall be given by either party to the other in the event the conditions of this provision occur.

11. Each notice required by this Agreement shall be given orally and confirmed in writing to:

         Nationwide Life Insurance Company
         Nationwide Life and Annuity Insurance Company
         One Nationwide Plaza 1-09-V3
         Columbus, Ohio  43215
         Attention: Senior Vice President - Lire Company Operations

         Key Asset Management inc.
         127 Public Square
         Cleveland, Ohio  44114
         Attention:  General Counsel

         BISYS Fund Services, Inc.

         ----------------------------------
         ----------------------------------
         Attention:  Compliance Manager - Securities

     With a copy to:

         Nationwide Life Insurance Company
         Nationwide Life and Annuity Insurance Company
         One Nationwide Plaza 1-09-V3
         Columbus, Ohio 43215
         Attention: Compliance Manager - Securities

     Any party may change its address by notifying the other party(ies) in writing.

12.  So long as and to the extent that the SEC continues to interpret the 1940
     Act to require pass-through voting privileges for variable contract owners, Nationwide shall distribute all proxy material furnished by Key (Provided that such material is received by Nationwide at least 10 business days prior to the date scheduled for mailing to Contract owners) and shall vote
     Fund shares in accordance with instructions received from the Contract owners who have such interests in such Fund shares. Nationwide shall vote the Fund shares for which no instructions

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     have been received in the same proportion as Fund shares for which said instructions have been received from Contract owners, provided that such proportional voting is not prohibited by the Contract owner's related plan or trust document. Nationwide and its agents will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Fund shares held for the benefit of such Contract owners.

13.
     (a) Nationwide agrees to reimburse and/or indemnify and hold harmless Key and each of its directors, officers, employees, agents and each person, if any, who controls Key within the meaning of the Securities Act of 1933 (the "1933 Act") (collectively, "Affiliated Party") against any losses, claims, damages or liabilities ("Losses") to which Key or any such Affiliated Party may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon, but not limited to:
          (i) any untrue statement or alleged untrue statement of any material fact contained in information furnished by Nationwide;
          (ii) the omission or the alleged omission to state in the Registration Statements or Prospectuses of the Variable
                  Accounts a material fact required to be stated therein or necessary to make the statements therein not misleading;
                  conduct, statements ore presentations of Nationwide or its agents, with respect to the sale and distribution of Contracts for which Fund shares are an underlying investment;

          (iv) the failure of Nationwide to provide the services and furnish the materials under the terms of this Agreement;
          (v) a breach of this Agreement or of any of the representations contained herein; or

          (vi) any failure to register the Contracts or the Variable Accounts under federal or state securities laws, state insurance laws or to otherwise comply with such laws, rules, regulations or orders.

Provided however, that Nationwide shall not be liable in any such case to the extent any such statement, omission or representation or such alleged statement, alleged omission or alleged representation was made in reliance upon and in conformity with written information furnished to Nationwide by or on behalf of Key specifically for use therein.

Nationwide shall reimburse any legal or other expenses reasonably incurred by Key or any Affiliated Party in connection with investigating or defending any such Losses, provided, however, that Nationwide shall have prior approval of the use of said counsel or the expenditure of said fees.

This indemnity agreement shall be in addition to any liability which Nationwide may otherwise have.

     (b) Key agrees to indemnify and hold harmless Nationwide and each of its directors, officers, employees, agents and each person, (collectively
         "Nationwide Affiliated Party"), who controls Nationwide within the meaning of the 1933 Act against any Losses to which Nationwide or any such Nationwide Affiliated Party may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon; but not limited to:

          (i) any untrue statement or alleged untrue statement of any material fact contained in any information furnished by Key, including but not limited to, the Registration Statements, Prospectuses or sales literature of the Funds;
          (ii) the omission or the alleged omission to state in the Registration Statements or Prospectuses of the Funds a material fact required to be stated therein or necessary to make the statements therein not misleading;

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          (iii)   Key's failure to keep the funds fully diversified and
                  qualified as regulated investment companies as required by the applicable provisions of the Code, the 1940 Act, and the
                  applicable regulations promulgated thereunder;
          (iv)    the failure of Key to provide the services and furnish the materials under the terms of this Agreement;

          (v) a breach of this Agreement or of any of the representations contained herein; or


          (vi) any failure to register the Funds under federal or state securities laws or to otherwise comply with such laws, rules, regulations or orders.

Provided however, that Key shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an act or omission of Nationwide or untrue statement or omission or alleged omission made in conformity with written information furnished to Key by Nationwide specifically for use therein.

Key shall reimburse any reasonable legal or other expenses reasonably incurred by Nationwide or any Nationwide Affiliated Party in connection with investigating or defending any such Losses, provided, however, that Key shall have prior approval of the use of said counsel or the expenditure of said fees.

         This indemnity agreement will be in addition to any liability which Key may otherwise have.

     (c) Each party shall promptly notify the other party(ies) in writing of any situation which presents or appears to involve a claim which may be the subject of indemnification under this Agreement and the indemnifying party shall have the option to defend against any such claim. In the event the indemnifying party so elects, it shall notify the indemnified party and shall assume the defense of such claim, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party's expense, in the defense of such claim.
         Notwithstanding the foregoing, the indemnified party shall be entitled to participate in the defense of such claim at its own expense through counsel of its own choosing. Neither party shall admit to wrong-doing nor make any compromise in any action or proceeding which may result in a finding of wrongdoing by the other party without the other party's prior written consent. Any notice given by the indemnifying party to an indemnified party or participation in or control of the litigation of any such claim by the indemnifying party shall in no event be deemed to be an admission by the indemnifying party of culpability, and the indemnifying party shall be free to contest liability among the parties with respect to the claim.

14. The forbearance or neglect of any party to insist upon strict compliance by another party with any of the provisions of this Agreement, whether continuing or not, or to declare a forfeiture of termination against the other parties, shall not be construed as a waiver of any of the rights or privileges of any party hereunder. No waiver of any right or privilege of any party arising from any default or failure of performance by any party shall affect the rights or privileges of the other parties in the event of a further default or failure of performance.

15. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Ohio, without respect to its choice of law provisions and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

16. Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. Except as particularly set forth herein, neither party assumes any responsibility hereunder, and will not be liable to the other for any

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     damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

17. Nationwide acknowledges that the identity of Key's (and its affiliates' and/or subsidiaries') customers and all information maintained about those customers constitute the valuable property of Key. Nationwide agrees that, should it come into contact or possession of any such information
     (including, but not limited to, lists or compilations of the identity of such customers), Nationwide shall hold such information or property in confidence and shall not use, disclose or distribute any such information or property except with Key's prior written consent or as required by law or judicial process.

     Key acknowledges that the identity of Nationwide's (and its affiliates' and/or subsidiaries') customers and all information maintained about those customers constitute the valuable property of Nationwide. Key agrees that, should it come into contact or possession of any such information
     (including, but not limited to, lists or compilations of the identity of such customers), Key shall hold such information or property in confidence and shall not use, disclose or distribute any such information or property except with Nationwide's prior written consent or as required by law or judicial process.

     This section shall survive the expiration or termination of this Agreement.

18. Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

19. This Agreement supersedes any and all prior Fund Participation Agreements made by and between the parties.

20. Except to amend Exhibit A, or as otherwise provided in this Agreement, this Agreement may not be amended or modified except by a written amendment executed by each of the parties.


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21.  This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                      NATIONWIDE LIFE INSURANCE
                                      COMPANY AND NATIONWIDE LIFE
                                      AND ANNUITY INSURANCE
                                      COMPANY

                                      _____________________________________
                                      ________________
                                      By:      Joseph P. Rath
                                      Title:   Vice President
                                               Office of Product and Market
                                               Compliance


                                      KEY ASSET MANAGEMENT INC.


                                      _____________________
                                      By:
                                      Title:


                                      BISYS FUND SERVICES, INC.



                                      By:
                                      Title:


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                                    EXHIBIT A

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           this Exhibit corresponds to the Fund Participation Agreement dated ________ 1998.
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
 VARIABLE ACCOUNTS OF NATIONWIDE         CORRESPONDING NATIONWIDE                       CORRESPONDING FUNDS
                                               CONTRACTS
----------------------------------------------------------------------------------------------------------------------------
Nationwide Variable Account             Modified Single Deferred                 The Victory Variable Insurance Funds
                                        Premium Variable Annuity                 -    Investment Quality Bond Fund - Class B
                                        Contracts (the Best of                   -    Diversified Stock Fund - Class B
                                        America(R) - America's Choice)           -    Small Company Value Fund - Class B
----------------------------------------------------------------------------------------------------------------------------
